SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                        The South Financial Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                               [TSFG LOGO OMITTED]


                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 30, 2002


To the Shareholders of The South Financial Group:

         The Annual Meeting of Shareholders (the "Annual Meeting") of The South Financial Group, Inc. ("TSFG") will be held on April 30, 2002 at 10:30 a.m., Greenville time, in the Gunter Theatre, at the Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina for the following purposes:
     1. To set the number of Directors at 17 and to elect 6 Directors to hold office until their respective terms expire or until their successors are duly elected and qualified;
     2.   To approve TSFG's Amended and Restated Long-Term Incentive Plan;
     3. To amend TSFG's Amended and Restated Stock Option Plan to increase the shares available for issuance by 1,200,000;
     4. To amend TSFG's Amended and Restated Restricted Stock Agreement Plan to increase the shares available for issuance by 250,000;
     5. To ratify the appointment of KPMG LLP as independent auditors of TSFG for fiscal year 2002; and
     6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 1, 2002 will be entitled to vote at the Annual Meeting.

                                      By Order of the Board of Directors,


                                      /s/ William S. Hummers III
                                      William S. Hummers III
                                      Secretary

Greenville, South Carolina
March 22, 2002



PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                               [TSFG LOGO OMITTED]
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601


                             ----------------------
                                 PROXY STATEMENT
                             ----------------------


            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2002


         This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to the shareholders of The South Financial Group, Inc. ("TSFG") in connection with a solicitation of proxies by TSFG's Board of Directors. This solicitation is being made in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Gunter Theatre, at the Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina at 10:30 a.m. on April 30, 2002. These Proxy Materials are being mailed on approximately March 22, 2002.

Who is Entitled to Vote; Other Voting Matters

         Shareholders of record as of the close of business on March 1, 2002 of TSFG's $1.00 par value per share common stock ("Common Stock") will be entitled to vote at the Annual Meeting. At the close of business on that day, 41,305,910 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share on each matter presented at the Annual Meeting. Shares of Common Stock may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing a majority of the outstanding Common Stock on March 1, 2002 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting.

Availability of Voting by Proxy; Revocability of Proxies

         Shares represented by a properly executed proxy (such as the form of proxy included with these Proxy Materials) will be voted in accordance with the instructions on such proxy. If a returned proxy does not specify otherwise, the shares represented thereby will be voted in favor of all proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to William S. Hummers III at The South Financial Group, 102 South Main Street, Greenville, South Carolina 29601, (864) 255-7913, or by execution and delivery of a subsequent proxy, or by attendance and voting in person at the Annual Meeting.

Solicitation of Proxies

         TSFG makes this proxy solicitation, and it will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. However, TSFG has also engaged the firm of Georgeson Shareholder Communications, Inc. ("Georgeson") as proxy solicitors to assist TSFG in this proxy solicitation. Employees of Georgeson may contact shareholders by mail, by telephone or through personal solicitation. TSFG expects to pay Georgeson approximately $6,500, plus expense reimbursements, in connection with such services. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of TSFG. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.

                              ELECTION OF DIRECTORS
                              (ITEM 1 ON THE PROXY)


General Information Regarding Election of Directors

         The number of directors is being set by the shareholders, but may be amended by the Board of Directors between annual meetings to the extent permitted by South Carolina law. The number of directors is currently set at 18 persons. Management proposes to set the number of TSFG directors at 17 persons.

         The Board of Directors is divided into three classes. At each annual meeting, TSFG's shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, five directors in the class whose term is expiring at this Annual Meeting are being nominated for re-election.

         Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of directors.

Identification of Nominees

         Management proposes to nominate to the Board of Directors the 6 persons listed as Nominees in the table below. Each of the Nominees is currently serving as a Director, except for William R. Timmons III. If elected, each Nominee will serve until the expiration of his respective term and until his successor is duly qualified. Unless authority to vote for one or more Nominees is "WITHHELD," the persons named in the accompanying Proxy intend to vote "FOR" the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept election, the person named in the Proxy intends to vote for the election of such other person as management may recommend.

         The following table sets forth the names and ages of the Nominees for Directors and the Directors continuing in office, the positions and offices with TSFG held by each such person, and the period that each such person has served as a Director.

NOMINEES FOR DIRECTORS

NAME                                        AGE      POSITION OR OFFICE WITH TSFG                DIRECTOR SINCE
-------------------------------             ---      ----------------------------                --------------
FOR TERMS EXPIRING IN 2005
         William S. Hummers III             56       Executive Vice President, Vice                       1990
                                                              Chairman, and Secretary
         Charles B. Schooler                73       Director                                             1996
         Edward J. Sebastian                55       Director                                             2001(1)
         Eugene E. Stone IV                 63       Director                                             1996
         William R. Timmons III             50       -                                                        -
         Mack I. Whittle, Jr.               53       President, Chief Executive Officer                   1986
-------------
(1)  Mr. Sebastian previously served as a Director for a portion of 1996 before resigning and was named a Director again in 2001 by the Board of Directors.



DIRECTORS CONTINUING IN OFFICE

NAME                                        AGE      POSITION OR OFFICE WITH TSFG                DIRECTOR SINCE
------------------------------              ---      ----------------------------                --------------
FOR TERMS EXPIRING IN 2003
         M. Dexter Hagy                     57       Director                                             1993
         W. Gairy Nichols III               50       Director                                             2000
         H. Earle Russell, Jr.              60       Director                                             1997
         John C. B. Smith, Jr.              57       Director                                             2001
         William R. Timmons, Jr.            78       Chairman of the Board of Directors                   1986
         Samuel H. Vickers                  66       Director                                             1999
FOR TERMS EXPIRING IN 2004
         William P. Brant                   55       Director                                             2001
         Judd B. Farr                       76       Director                                             1994
         C. Claymon Grimes, Jr.             79       Director                                             1990
         Thomas J. Rogers                   65       Director                                             2000
         David C. Wakefield III             58       Director                                             1997


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THESE NOMINEES.


Meetings and Committees of the Board of Directors

         The Board held six meetings in 2001. No Director attended less than 75% of the aggregate of these board meetings and meetings for committees on which such Director served.

         The Board has an Audit Committee, which assists the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by TSFG to any governmental body or the public; TSFG's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and TSFG's auditing, accounting and financial reporting processes generally. The Audit Committee is currently comprised of Mr. Grimes, Mr. Nichols, Dr. Russell, Dr. Schooler, Mr. Sebastian, Mr. Vickers and Mr. Wakefield. The Audit Committee met five times during 2001.

         The Board has a Compensation Committee, which reviews TSFG's compensation policies and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Mr. Brant, Mr. Farr, Mr. Hagy, Mr. Rogers, Mr. Smith and Mr. Stone. The Compensation Committee met five times during 2001.

         The Board has a Nominating Committee comprised of Mr. Hagy, Mr. Timmons, Jr. and Mr. Whittle. The Nominating Committee met one time during 2001. The Nominating Committee will consider nominees recommended by shareholders.
Any such recommendations should be made in writing and delivered to TSFG's principal offices before December 1 of the year before the applicable annual meeting of shareholders.

         The Board has an Executive Committee comprised of Mr. Hagy, Mr. Timmons, Jr., Mr. Vickers and Mr. Whittle. It met six times in 2001. The Executive Committee has the authority to review, guide and take any permissible actions with respect to the business and affairs of TSFG as usually taken by the Board of Directors when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors' meeting.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board is responsible for providing independent, objective oversight of TSFG's accounting functions and internal controls. The Audit Committee is composed of seven directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

         Management is responsible for TSFG's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of TSFG's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In connection with these responsibilities, the Audit Committee met with management and the independent accountants and reviewed and discussed the December 31, 2001 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm's independence. In particular, the Audit Committee considered whether the provision of the services set forth below in "Auditing and Related Fees-Financial Information Systems Design and Implementation Fees" and "Auditing and Related Fees-All Other Fees" is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

         Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in TSFG's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

The Audit Committee:

David C. Wakefield III, Chairman   C. Claymon Grimes, Jr.   W. Gairy Nichols III
H. Earle Russell, Jr.              Charles B. Schooler      Edward J. Sebastian
                                   Samuel H. Vickers

                            AUDITING AND RELATED FEES
AUDIT FEES

         KPMG LLP billed TSFG an aggregate of $759,000 for professional services rendered for the audit of TSFG's annual financial statements for the year ended December 31, 2001 and reviews of the financial statements included in TSFG's Forms 10-Q for that year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         For fiscal year 2001, KPMG LLP billed TSFG no fees for professional services associated with financial information systems design and implementation.

ALL OTHER FEES

         For fiscal year 2001, KPMG LLP billed TSFG an aggregate of $1,547,000 for all other fees. These fees included $448,000 for audit-related fees and $1,099,000 for other non-audit services. Audit-related fees consisted principally of letters to underwriters, information technology internal audit co-sourcing services, audits of financial statements of employee benefit plans and review of registration statements. Other non-audit fees consisted primarily of tax compliance and tax consulting services.

                               EXECUTIVE OFFICERS

         TSFG's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of TSFG.

NAME                                    AGE                   TSFG OFFICES CURRENTLY HELD          TSFG OFFICER SINCE
----                                    ---                   ---------------------------          ------------------
Mack I. Whittle, Jr.          53        President and Chief Executive Officer                         1986
Andrew B. Cheney              52        President, Citrus Bank                                        2000
John C. DuBose                50        Executive Vice President                                      1998
William S. Hummers III        56        Executive Vice President,                                     1988
                                           Vice Chairman & Secretary
Michael W. Sperry             55        Executive Vice President                                      1998
James W. Terry, Jr.           54        President, Carolina First Bank                                1991


             BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

         Mr. Brant is a partner in the law firm of Brant, Abraham, Reiter and McCormick P.A., Jacksonville, Florida.

         Mr. Cheney has served as President of Citrus Bank since January 2000. Prior to joining Citrus, he was Market President for Jacksonville and Commercial Banking Executive for North Florida for Bank of America.

         Mr. DuBose joined TSFG in December 1998 as Executive Vice President and Chief Technology Officer. From 1991 to 1998, Mr. DuBose was Director of Technology Services for Barnett Bank in Jacksonville, Florida.

         Mr. Farr is the owner and President of Greenco Beverage Co., Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as its President since its opening in 1965.

         Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

         Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.

         Mr. Hummers joined TSFG in June 1988 in his present capacity. He is also a director of World Acceptance Corporation.

         Mr. Nichols has been a partner in Dunes Realty, Inc. since 1975. Dunes Realty, Inc. is a real estate firm located in Garden City Beach and Litchfield Beach, South Carolina.

         Mr. Rogers has been Secretary and Treasurer of Strand Media Group of Myrtle Beach, South Carolina since 1985. Strand Media Group is an advertising company. Mr. Rogers is also an owner and director of Computer Dimension, Inc.

         Dr. Russell is a surgeon in Greenville, South Carolina.

         Dr. Schooler is an optometrist in Georgetown, South Carolina.

         Mr. Sebastian is founder and served as Chairman and CEO of Resource Bancshares Corporation, a financial services company, and Chairman and CEO of Resource Bancshares Mortgage Group, Inc., a company engaged in mortgage banking operations from 1986 to 1999. Currently, Mr. Sebastian is a private equity investor and serves in the advisory capacity for several private equity entities.

         Mr. Smith is owner of John C.B. Smith Real Estate and is Of Counsel to and past partner in the law firm of Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina. He served on the Board of Directors of ComSouth Bankshares prior to its acquisition by Anchor Financial Corporation in 1998.

         Mr. Sperry joined TSFG in November 1998 as Executive Vice President and Chief Credit Officer. From 1996 to 1998, he was Senior Executive Vice President and Manager of Commercial Loan Administration for BB&T Corporation in Winston-Salem, NC. From 1990 to 1995, Mr. Sperry was Executive Vice President and Chief Credit Officer of Southern National Corporation in Winston-Salem, NC.

         Mr. Stone currently serves as CEO of Stone International, LLC, an apparel manufacturer. He formerly served as Chairman of Umbro International, Inc. (formerly Stone Manufacturing), a manufacturer of apparel and sports goods. Mr. Stone is a director of Liberty Corporation.

         Mr. Terry has served as President and Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of SC.

         Mr. William R. Timmons, Jr. is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina. Mr. Timmons is the father of William R. Timmons III.

         Mr. William R. Timmons III is Senior Vice President, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina. Mr. Timmons is the son of William R. Timmons, Jr.

         Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida.

         Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a real estate development company in Anderson SC, since 1998. From November 1997 to December 1998, Mr. Wakefield served as an independent consultant to TSFG following TSFG's acquisition of First Southeast Financial Corporation ("First Southeast"). Mr. Wakefield served as President and CEO of First Southeast from its formation in 1993 and President and CEO of First Federal Savings and Loan Association of Anderson, a subsidiary of First Southeast, from 1991.

         Mr. Whittle has been President and CEO of TSFG since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank and is currently Chief Executive Officer of Carolina First Bank. Mr. Whittle is also a director of Net.B@nk, Inc.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

         During 2001, each non-officer Director's total compensation was valued at approximately $30,000, assuming that the Director attended all meetings and depending on the committees that the Director served on during the year. Meeting fees were $500 for each Board of Directors' meeting and committee meeting attended. Fees for committee chairmen were $1,000 per committee meeting. A total of 60% of each Director's total compensation was paid in the form of options to purchase Common Stock, which was valued based on the Black-Scholes valuation method. The balance was paid in cash.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth information concerning all compensation paid by TSFG during the fiscal years ended December 31, 2001, 2000 and 1999, to TSFG's CEO, to each of the four most highly compensated executive officers other than the CEO who were executive officers at December 31, 2001, and one former executive officer (collectively the "Named Executive Officers") for services rendered in all capacities to TSFG and its subsidiaries. For purposes of the table, all bonus and incentive plan award amounts listed for a particular year (including annual bonus compensation and long-term compensation payments) were actually paid or issued in February or March of the following year. For example, bonus payments for 2001 were made in February 2002, but are listed as 2001 compensation, because the awards were earned as of December 31, 2001.


                                                                           Long-Term Compensation
                                                                   ---------------------------------
                                     Annual Compensation                 Awards             Payouts
                             ----------------------------------    ---------------------------------
                                                         Other     Restricted   Securities
                                                         Annual      Stock      Underlying    LTIP      All Other
          Name and                   Salary    Bonus    Compen-      Awards     Options/     Payouts   Compensation
     Principal Position       Year     ($)      ($)     sation         ($)       SARs (#)     ($)          ($)
     ------------------       ----  -------- --------  --------   ------------ ----------   --------   -------------

Mack I. Whittle, Jr.          2001   467,555   301,500    (1)       81,000        30,686         --      65,094 (2)
President, Chief Executive    2000   388,130    96,080    (1)           --        16,400         --      77,432
Officer                       1999   346,600        --    (1)      293,825        83,581     81,170      99,650

Andrew B. Cheney              2001   229,880    90,000    (1)       33,336         9,004         --      11,644 (3)
President, Citrus Bank        2000   180,833    39,417    (1)           --        25,000         --       8,400

Stephen L. Chryst             2001   546,000   307,650    (1)           --        16,400         --      64,575 (4)
                              2000   520,008   273,000    (1)           --            --         --      67,294

John C. DuBose                2001   221,800   125,000    (1)       31,662        10,585         --      31,644 (5)
Executive Vice President      2000   278,667    46,808    (1)           --         5,000         --      32,281
                              1999   208,380        --    (1)       89,425        10,700     24,704      31,900

William S. Hummers III        2001   251,190   150,000    (1)       37,494        11,614         --      39,144 (6)
Executive Vice President      2000   250,200    55,431    (1)           --         5,000         --      50,885
                              1999   212,260        --    (1)       89,425        10,700     24,704      54,400

James W. Terry, Jr.           2001   228,695    90,000    (1)       33,336        10,879         --      26,644 (7)
President,                    2000   227,300    49,272    (1)           --         5,000         --      31,290
Carolina First Bank           1999   203,280        --    (1)       89,425        10,700     24,704      37,700
------------

(1) Certain amounts may have been expended by TSFG that may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.
(2) This amount is comprised of (i) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. Whittle to match fiscal 2001 pre-tax deferral contributions, all of which was vested, (ii) $1,444 contributed to TSFG's Employee Stock Ownership Plan (the "ESOP"), and (iii) $53,450 in premiums paid by TSFG on behalf of Mr. Whittle with respect to insurance not generally available to all TSFG employees.
(3) This amount is comprised of (i) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. Cheney to match fiscal 2001 pre-tax deferral contributions, of which 40% was vested, and (ii) $1,444 contributed to the ESOP.
(4) This amount is comprised of (1) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. Chryst to match fiscal 2001 pre-tax deferral contributions, all of which was vested, and (ii) $54,375 in premiums paid on behalf of Mr. Chryst with respect to insurance not generally available to all TSFG employees.
(5) This amount is comprised of (i) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. DuBose to match fiscal 2001 pre-tax deferral contributions, of which 60% was vested, (ii) $1,444 contributed to the ESOP, and (iii) $20,000 in premiums paid on behalf of Mr. DuBose with respect to insurance not generally available to all TSFG employees.
(6) This amount is comprised of (i) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. Hummers to match fiscal 2001 pre-tax deferral contributions, all of which was vested, (ii) $1,444 contributed to the ESOP, and (iii) $27,500 in premiums paid on behalf of Mr. Hummers with respect to insurance not generally available to all TSFG employees.
(7) This amount is comprised of (i) $10,200 contributed by TSFG to its 401(k) on behalf of Mr. Terry to match fiscal 2001 pre-tax deferral contributions, of which all was vested, (ii) $1,444 contributed to the ESOP, and (iii) $15,000 in premiums paid on behalf of Mr. Terry with respect to insurance not generally available to all TSFG employees.

STOCK OPTIONS

         The following table sets forth information regarding option grants with respect to Common Stock made by TSFG to the Named Executive Officers for 2001 performance.

                                          OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                                          Individual Grants

                               Number of       % of Total      Fair Market
                               Securities        Options     Value per Share
                               Underlying      Granted to      of Common       Exercise
                             Options Granted    Employees    Stock at Time      Price    Expiration     Grant Date
Name                             (#)             in 2001    of Grant($/Sh)(1)  ($/Sh)     Date (2)   Valuation($)(3)
---------------------------------------      -------------- ----------------- ----------   --------- ---------------
Mack I. Whittle, Jr.             16,400          2.23%               18.73        18.73       8/15/11      97,214
                                 14,286          1.95%               18.00        18.00        1/2/12      81,012

Andrew B. Cheney                  3,125          0.43%               18.73        18.73       8/15/11      18,524
                                  5,879          0.80%               18.00        18.00        1/2/12      33,338

Stephen L. Chryst                16,400          2.23%               18.73        18.73       8/15/11      97,214


John C. DuBose                    5,000          0.68%               18.73        18.73       8/15/11      29,639
                                  5,585          0.76%               18.00        18.00        1/2/12      31,671

William S. Hummers III            5,000          0.68%               18.73        18.73       8/15/11      29,639
                                  6,614          0.90%               18.00        18.00        1/2/12      37,506

James W. Terry, Jr.               5,000          0.68%               18.73        18.73       8/15/11      29,639
                                  5,879          0.80%               18.00        18.00        1/2/12      33,338
-------------

(1) The number shown is the average of the closing bid and ask prices of a share of Common Stock as quoted on the Nasdaq National Market on the date of grant.
(2) The plan pursuant to which the options were granted sets forth certain earlier expiration dates upon the option holder's termination of employment.
(3) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.60%, expected volatility of 38%, risk-free interest rate of 4.62% and expected lives of 5 years.


OPTION EXERCISES

         The following table sets forth information with respect to options to purchase shares of Common Stock held by the Named Executive Officers and the number of shares covered by both exercisable and unexercisable stock options in 2001. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock. This table excludes any stock option grants awarded subsequent to December 31, 2001.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              Number of Securities          Value of Unexercised
                                                             Underlying Unexercised         In-the-Money Options
                                                             Options at 2001 Fiscal            at 2001 Fiscal
                                 Shares         Value            Year-End (#)                 Year-End ($) (1)
                              Acquired on      Realized    -------------------------      -------------------------
Name                          Exercise (#)       ($)       Exercisable/Unexercisable      Exercisable/Unexercisable
----                          ------------     --------    -------------------------      -------------------------
Mack I. Whittle, Jr.               -              -          124,067       111,359           94,052      56,457

Andrew B. Cheney                   -              -            5,250        22,875           14,378      51,773

Stephen L. Chryst                65,625        983,076        76,794        16,400        1,021,790          --

John C. DuBose                     -              -           31,600        14,100            5,738      17,213

William S. Hummers III             -              -           69,914        41,753           40,437      17,213

James W. Terry, Jr.                -              -           52,367        21,604           30,506      17,213
-------------

(1) The indicated value is based on exercise prices ranging from $4.44 to $31.26 per share and a per share value of $17.75, which was the closing market price of a share of TSFG's Common Stock on December 31, 2001 as reported by the Nasdaq National Market.

EMPLOYMENT CONTRACTS

         TSFG has entered into Noncompetition, Severance and Employment agreements with certain current or former executive officers of TSFG, including Andrew B. Cheney, Stephen L. Chryst, John C. DuBose, William S. Hummers III, James W. Terry, Jr. and Mack I. Whittle, Jr. The agreements are summarized below. However, this summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from TSFG or from TSFG's public filings with the Securities and Exchange Commission. Defined terms in the various agreements are substantially similar but vary in certain respects from agreement to agreement. Reference is again made to the agreements themselves. An "Involuntary Termination" generally occurs when the executive terminates his employment due to (i) a change in his responsibilities, position or authority,
(ii) a change in the terms or status of the agreement, (iii) a reduction in his compensation or benefits, (iv) his forced relocation outside his area, or (v) a significant increase in his travel requirements. A "Voluntary Termination" occurs when the executive terminates his employment following a "change in control" not the result of items constituting an Involuntary Termination. Non-capitalized terms that are in quotes and used in the descriptions below are as defined in the respective agreements. "Legitimate TSFG Reasons" generally means (i) "cause," (ii) if the executive becomes "disabled," or (iii) upon the executive's death. "Legitimate Executive Reasons" generally means (i) TSFG's uncured breach of the agreement, (ii) a Voluntary Termination, or (iii) an Involuntary Termination.

         Andrew B. Cheney. Under his agreement, Mr. Cheney is given duties and authority typical of similar executives, and TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. Cheney an additional incentive cash bonus pursuant to TSFG's incentive compensation plans and certain other typical executive benefits. Mr. Cheney's agreement has a rolling term of three years and extends automatically. Either party may give written notice to the other, at which point the term is fixed at two years from the date of notice, terminating on the expiration of such term. Mr. Cheney may terminate the agreement for Legitimate Executive Reasons. If Mr. Cheney terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Cheney terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons and there has been a change in control, he is entitled to receive his base salary and other benefits through his date of termination and to receive a lump sum amount equal to three times his annual total compensation. If Mr. Cheney terminates his employment pursuant to clause
(i) of the Legitimate Executive Reasons in the absence of a change in control, he is entitled to receive a lump sum amount equal to one times his annual total compensation. If Mr. Cheney terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. Cheney's employment for Legitimate TSFG Reasons, TSFG's obligations under the agreement cease as of the date of termination. However, if Mr. Cheney is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Cheney without cause, and there has been a change in control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. If TSFG terminates Mr. Cheney without cause in the absence of a change in control, he will be entitled to receive as severance a lump sum payment equal to the compensation and benefits that would be provided to him for the remaining term of the contract. In the event of termination by Mr. Cheney for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Cheney's employment is terminated by him as a result of clauses (i) or
(iii) of the Legitimate Executive Reasons or by TSFG without cause or by TSFG as a result of clause (i) of the Legitimate TSFG Reasons, then he may not, for a period of three years following such termination of employment, compete against TSFG as provided in the agreement. If Mr. Cheney's employment is terminated for any reason following a change in control, there will be no limitation on any activity of Mr. Cheney. If the covenant not to compete is triggered, Mr. Cheney will receive, in addition to any other payments, a total of three times his annual cash compensation. All amounts paid to Mr. Cheney will be grossed up by the taxes payable by him in respect of such amounts.

         Stephen L. Chryst. Under his agreement, as amended by the first amendment thereto, Mr. Chryst's duties are those as may be assigned him by the Chief Executive Officer, and TSFG is obligated to pay him an annual salary as provided in the agreement and determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans, and certain other typical executive benefits. Mr. Chryst's agreement is for a term of eight years commencing on January 10, 2000. Mr. Chryst may terminate the agreement for Legitimate Executive Reasons. If Mr. Chryst terminates his employment other than for Legitimate Executive Reasons prior to the fourth anniversary of the effective date, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Chryst terminates his employment for a Legitimate Executive Reason or at any time after the fourth anniversary of the agreement, he is entitled to receive his compensation and benefits provided under the agreement for the remaining term of the contract. He is also entitled to certain supplemental retirement benefits beginning on the earlier of his 65th birthday or his death and continuing for 15 years. Further, Mr. Chryst, his spouse, and dependent children are entitled to medical and dental benefits for the lives of Mr. Chryst and his spouse. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. Chryst's employment as a result of Legitimate TSFG Reasons prior to the fourth anniversary of the agreement, TSFG's obligations under the agreement cease as of the date of termination, except that if Mr. Chryst's termination is due to disability and the proceeds of the disability policy purchased by TSFG are insufficient to fund TSFG's obligations as if he were not disabled, TSFG will fund the difference. If Mr. Chryst is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Chryst for cause after the fourth anniversary of the agreement, he is entitled to receive as severance the compensation and benefits provided under the agreement for the remainder of the term. If TSFG terminates Mr. Chryst for disability or death after the fourth anniversary of the agreement, TSFG's obligations cease as of the date of termination except that Mr. Chryst is entitled to certain supplemental retirement benefits beginning on the earlier of his 65th birthday or his death and continuing for 15 years. Further, Mr. Chryst, his spouse, and dependent children are entitled to medical and dental benefits for the lives of Mr. Chryst and his spouse, and if Mr. Chryst becomes disabled and the proceeds of the disability policy purchased by TSFG are insufficient to fund TSFG's obligations under the agreement as if Mr. Chryst were not disabled, TSFG will fund the difference. If TSFG terminates Mr. Chryst without cause, he will be entitled to receive as severance his aggregate compensation and benefits for the remainder of the term. In the event of termination by Mr. Chryst for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and will be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. All amounts paid to Mr. Chryst will be "grossed up" for taxes payable by him. In the event that Mr. Chryst's employment is terminated by him as a result of a Legitimate Executive Reason or by TSFG, then Mr. Chryst may not, for a period of five years following such termination of employment, compete against TSFG as described in the agreement.

         John C. DuBose. Under his agreement, Mr. DuBose is given duties and authority typical of similar executives, and TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. DuBose an additional incentive cash bonus pursuant to TSFG's incentive compensation plans and certain other typical executive benefits. Mr. DuBose's agreement has a rolling term of five years and extends automatically until he turns sixty, at which point the term is converted into a five year fixed term which terminates upon its expiration. Either party may give written notice to the other, at which point the term is fixed at five years from the date of notice, terminating on the expiration of such term. Mr. DuBose may terminate the agreement for Legitimate Executive Reasons. If Mr. DuBose terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. DuBose terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation and will also be entitled to receive his base salary, bonus, and other benefits and allowances due to him through his termination date. If Mr. DuBose terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change of control, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. DuBose's employment for cause, TSFG's obligations under the agreement cease as of the date of termination. However, if Mr. DuBose is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, except that all his rights pursuant to share grants or options granted by TSFG do not become vested or released from all conditions and restrictions and Mr.

DuBose is not deemed to be retired or credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. If TSFG terminates Mr. DuBose pursuant to clauses (ii) or (iii) of the Legitimate Business Reasons, TSFG's obligations under the agreement generally cease as of the date of termination. If TSFG terminates Mr. DuBose without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. DuBose for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. DuBose's employment is terminated by him as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by TSFG without cause, then he may not, for a period of five years following such termination of employment compete against TSFG as provided in the agreement. If the covenant not to compete is triggered, Mr. DuBose will receive, in addition to any other payments, a total of five times his annual cash compensation. TSFG will also continue to provide certain other benefits for five years following the commencement of the non-compete period. The amount paid to Mr. DuBose under this covenant not to compete will be grossed up for taxes payable by him. If Mr. DuBose terminates his employment for other than a Legitimate Executive Reason or as a result of clause (ii) of the Legitimate Executive Reasons, he may not, for a period of one year following such termination of employment, compete against or interfere with TSFG as provided in the agreement and receives no additional compensation as detailed above. Notwithstanding the foregoing, if Mr. DuBose voluntarily or involuntarily terminates the agreement after a change in control, he shall not enter into any employment or consulting relationship for general banking activities with a Competitor during the Noncompete Period, but may enter into a consulting relationship limited to information and technology services with a Competitor outside the State of South Carolina.

         William S. Hummers III. Under his agreement, Mr. Hummers is given duties and authority typical of similar executives, and TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans, and certain other typical executive benefits. Mr. Hummers' agreement has a rolling term of five years and extends automatically until he turns 60, at which point the term is converted into a 5 year fixed term, which terminates upon its expiration. Either party may give written notice to the other, at which point the term is fixed at five years from the date of notice, terminating on the expiration of such term. Mr. Hummers may terminate the agreement for Legitimate Executive Reasons. If Mr. Hummers terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Hummers terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation, and he will also be entitled to receive his base salary and other benefits and allowances due him through his termination date. If Mr. Hummers terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year's total compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Hummers' employment for cause, TSFG's obligations under the agreement cease as of the date of termination. However, if Mr. Hummers is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, except that all his rights pursuant to share grants or options granted by TSFG do not become vested or released from all conditions and restrictions, and Mr. Hummers is not deemed to be retired or credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. If TSFG terminates Mr. Hummers pursuant to clauses (ii) or (iii) of the Legitimate TSFG Reasons, TSFG's obligations under the agreement generally cease as of the date of termination. If TSFG terminates Mr. Hummers without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Hummers for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Hummers' employment is terminated voluntarily by him as a result of a Legitimate Executive Reason or by TSFG without cause, then he may not, for a period of five years following such termination of employment compete against TSFG as provided in the agreement. If the covenant not to compete is triggered, Mr. Hummers will receive, in addition to any other payments, a total of five times his annual cash compensation. The amount paid to Mr. Hummers under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Hummers terminates his employment for other than a Legitimate Executive Reason or voluntarily under clause (ii) of the Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of his termination date and he may not, for a period of one year following such termination of employment, compete against or interfere with TSFG as provided in the agreement, and receives no additional compensation as detailed above.

         James W. Terry, Jr. Under his agreement, Mr. Terry is given duties and authority typical of similar executives, and TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans and certain other typical executive benefits. Mr. Terry's agreement has a rolling term of three years and extends automatically until either party gives written notice to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of such term. Mr. Terry may terminate the agreement for Legitimate Executive Reasons. If Mr. Terry terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Terry terminates his employment as a result of clause (i) and there has been a change in control, or clause (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Terry terminates his employment as a result of clause (i) of the Legitimate Executive Reasons in absence of a change in control, he is entitled to receive a lump sum amount equal to one times his total annual compensation. If Mr. Terry terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year's compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Terry's employment as a result of the Legitimate TSFG Reasons, TSFG's obligations under the agreement cease as of the date of termination, except that if he is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Terry without cause and there has been a change of control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation and benefits. If TSFG terminates him without cause in the absence of a change of control, he will be entitled to receive as severance his compensation and benefits for the remaining term of the agreement. In the event of termination by Mr. Terry for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Terry's employment is terminated by him as a result of clause (i) or by TSFG without cause, then he may not, for a period of three years following such termination of employment, compete against TSFG as described in the agreement. If for any reason Mr. Terry's employment is terminated following a change in control, there will be no limitation on any activity of Mr. Terry.

         Mack I. Whittle, Jr. Under his agreement, Mr. Whittle is given duties and authority typical of similar executives, and TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans, and certain other typical executive benefits. Mr. Whittle's agreement has a rolling term of ten years and extends automatically until he turns 55, at which point the term is converted into a fixed term of 10 years, expiring on his 65th birthday. Either party may give written notice to the other, at which point the term is fixed at ten years from the date of notice, terminating on the expiration of such term. Mr. Whittle may terminate the agreement for Legitimate Executive Reasons. If Mr. Whittle terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Whittle terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through the termination date of the agreement. If Mr. Whittle terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year's compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Whittle for Legitimate TSFG Reasons, TSFG's obligations under the agreement generally cease as of the date of termination. However, if Mr. Whittle is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, but he will not become vested in TSFG share grants or options, nor will he be deemed to be retired or credited with TSFG service for the remaining term of the agreement for purposes of TSFG's benefit plans. If TSFG terminates Mr. Whittle without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Whittle for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, Mr. Whittle will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Whittle's employment is terminated before a change in control voluntarily by Mr. Whittle as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by TSFG without cause, then Mr. Whittle may not, for a period of five years following such termination of employment, compete against TSFG as described in the agreement. If the covenant not to compete is triggered, Mr. Whittle will receive, in addition to any other payments, a total of ten times his annual cash compensation. TSFG will also continue to provide certain other benefits for ten years following the commencement of the non-compete period. The amount paid to Mr. Whittle under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Whittle terminates his employment for other than a Legitimate Executive Reason or voluntarily under clause (ii) of the Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of his termination date and he may not, for a period of one year following his date of termination, compete against TSFG as described in the agreement and receives no additional compensation as detailed above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       TSFG has instituted a Supplemental Executive Retirement Plan ("SERP"), which is a non-qualified executive benefit plan in which TSFG agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. TSFG selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by TSFG in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. TSFG has currently entered into SERP contracts with approximately 12 senior level managers, five of whom are Named Executive Officers. The benefits associated with such persons are as follows:

                                             Year of     Retirement      Annual Retirement          Duration of
Name                                          Birth         Age               Benefit            Retirement Benefit
----                                          -----         ---               -------            ------------------
Mack I. Whittle, Jr.                          1948           65                $317,581               15 years
Andrew B. Cheney                              1950           65                  64,360               15 years
John C. DuBose                                1951           65                 108,457               15 years
William S. Hummers III                        1945           65                 128,553               15 years
James W. Terry, Jr.                           1948           65                  99,162               15 years


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, which is composed solely of non-officer directors, works with TSFG management in establishing the underlying philosophy and principles of TSFG's compensation system. These principles and philosophy are then reviewed and approved by the full Board of Directors. This Report discusses the philosophy, principles, and policies underlying TSFG's compensation programs that were in effect during 2001 and which will be applicable in 2002.

OUR GUIDING PRINCIPLES

         The Compensation Committee of TSFG is committed to administering a compensation program that espouses TSFG's values, drives corporate results, and supports the long- and short-term goals of TSFG. Our compensation philosophy is grounded by three principles:

         -  tying pay to performance,
         -  aligning executive and shareholder interests, and
         -  challenging executives through "stretch goals."

          This program is intended to result in competitive compensation packages, which we believe will attract and retain the talent needed to generate outstanding TSFG performance.

Tying Pay To Performance

         We believe that strong performance deserves higher pay than average performance, and TSFG's fixed and variable compensation programs for executives reflect this principle. Fixed compensation is in the form of base salaries, which are targeted at the median of national financial services market surveys.

         Variable compensation is paid through TSFG's Short- and Long-Term Incentive Plans. Both plans provide for compensation that can be earned only by meeting or exceeding pre-determined performance goals or upon stock price appreciation. These plans provide the necessary balance between meeting current performance objectives, while simultaneously building a foundation for long-term success. While on average approximately 60% of executive pay is variable, the actual amount of incentive pay is subject to performance.

Aligning Executive and Shareholder Interests

         The Compensation Committee believes that one of the best ways to align executive and shareholder interest is through stock ownership. TSFG encourages all of its executive officers to hold a significant amount of TSFG stock and promotes this goal through the long-term incentive programs where incentives are paid in stock options and performance stock. By holding a significant ownership stake in TSFG, executives are placed in the same position as shareholders - they will only realize value when shareholders realize value, through stock price appreciation.

Challenging Executives Through "Stretch Goals"

         The Compensation Committee believes that by setting high performance standards for executives, a high performance culture will develop which will lead to sustained TSFG achievement. To challenge executives, the incentive compensation programs emphasize "stretch goals." Both the Short- and Long-Term Incentive Plans focus on reaching and exceeding established performance goals, which are set by the Compensation Committee and approved by the Board of Directors. The goals are developed to reflect what the Committee considers will be superior performance for TSFG. In determining performance goals, the Committee gives significant and careful consideration to the historical and projected performance of TSFG's peer group.

SHORT-TERM INCENTIVE PLAN

         The Short-Term Incentive Plan is designed to reward executives for performance contributions that have impacted the overall success of TSFG or its operating units during the fiscal year. The Short-Term Incentive Plan is intended to motivate employees and direct their efforts toward achievement of key annual performance objectives. TSFG focuses on the following areas of performance:
         - earnings per share,
         - asset quality (i.e., nonperforming assets as a percent of total loans and net charge-offs as a percent of average loans), and
         - certain strategic incentives.

         The relative weighting of these measures is customized on an individual basis to reflect specific roles, responsibilities, and objectives.

         The Short-Term Incentive Plan establishes a point system, which determines cash incentive awards based on the extent to which TSFG meets performance goals. Each goal is considered separately. If one goal falls below threshold, the other goals are evaluated on their own merit. The threshold level of performance is 85% of a particular performance goal. At this level, executives receive only 35% of the targeted incentive for that goal. Any performance less than the threshold level will result in no cash incentive. If TSFG achieves 125% of a performance goal, the cash incentive will be 150% of the targeted incentive.

         In addition, a corporate profitability modifier allows Short-Term Incentive Plan awards to be adjusted up or down based on overall corporate financial performance. The modifier can reduce incentive plan awards if overall performance falls below expectations or increase awards if overall corporate performance exceeds expectations.

         Before the fiscal year begins: As part of the planning process, the Compensation Committee establishes superior standards of performance consistent with the "stretch goal" philosophy of the Committee. A target incentive is created for each eligible executive. This target ranges from 35% to 50% of base salary, depending on the executive, which is payable if 100% of the performance goals are met. The Board of Directors approves each of the measures and target incentives. TSFG communicates threshold, target, and superior award opportunities to each eligible executive officer.

         After fiscal year end: Corporate financial statements are generated, and TSFG determines whether it was successful in achieving its performance measures.

LONG-TERM INCENTIVE PLAN

         The primary objective of the Long-Term Incentive Plan is to link a significant portion of executive compensation to TSFG performance achievements annually and over a multi-year period. The Long-Term Incentive Plan focuses on strategic financial success factors, which are intended to align the interest of TSFG's executives and shareholders. The Long-Term Incentive Plan consists of two components: stock options and performance shares. The Long-Term Incentive Plan provides for the grant of stock options to participants perceived to have a direct impact on TSFG's success, as evaluated annually, and for the award of performance shares based on the performance of TSFG, as measured annually and over a three-year "performance cycle" against targets set by the Compensation Committee each year. The stock option and performance share awards provide a long-term incentive opportunity targeted at the top quartile of the peer group. The Long-Term Incentive Plan is structured to provide 50% of the total award opportunity in stock options and 50% in performance shares.

Stock Option Element

         The Long-Term Incentive Plan provides for the grant of stock options annually under TSFG's Amended and Restated Stock Option Plan. The number of options granted is based on a number of factors, including competitive grant practices from national financial services surveys, the participant's level of responsibility, the ability of the participant to influence future performance of TSFG, the amount of TSFG stock held by the participant, and the desired mix of long-term incentive vehicles. The exercise price will reflect fair market value or greater at the time of grant. Executives will only realize value from the options if the share price appreciates during the option term.

         TSFG's policy is not to reprice stock options.

Performance Share Element

         The Compensation Committee also awards shares of common stock under TSFG's Amended and Restated Restricted Stock Agreement Plan to Long-Term Incentive Plan participants that will be earned only if TSFG performance goals are achieved annually and over the three-year performance period. The number of shares awarded is based on performance achievements. If TSFG performance does not reach threshold levels, no performance shares will be distributed; if only threshold performance is achieved, 25% of the targeted award will be given. If a superior level of performance is achieved (i.e., maximum), 150% of the targeted reward will be given. Grants of performance shares are made on an annual basis with an additional bonus grant at the end of the performance cycle, if earned. The Compensation Committee, with input from management, establishes performance goals for each year.

DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986 stipulates that publicly held companies are denied a deduction for compensation to any Named Executive Officer in excess of $1,000,000 in any year, unless such compensation is performance based. Currently, it is TSFG's policy not to pay compensation in excess of the amount referenced in Section 162(m). However, in the event the compensation was to exceed this limit, TSFG will review its compensation plans to determine the appropriateness of changing the compensation plan to comply (so that compensation payable under such plans remains deductible).

CEO COMPENSATION

         Mr. Whittle's 2001 compensation consisted of base salary, cash incentives, stock options, restricted stock, and certain perquisites (which did not exceed 10% of base salary and bonus). The Compensation Committee determined Mr. Whittle's base salary of $390,000 at the beginning of 2001 and increased it to $486,000 effective August 1, 2001. The Committee established Mr. Whittle's base salary by analyzing compensation levels of other chief executive officers of comparable size banks based on national financial services surveys. In addition to base salary, Mr. Whittle received an automobile allowance of $37,555. Mr. Whittle's cash incentive was determined in accordance with the Short-Term Plan and was targeted at 50% of base salary if all performance measures were achieved. Under the Short-Term Incentive Plan, Mr. Whittle received $301,500 for 2001.

Compensation Committee:

Thomas J. Rogers, Chairman     William P. Brant               Judd B. Farr
M. Dexter Hagy                 John C. B. Smith, Jr.          Eugene E. Stone IV


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         The following directors currently serve on the Compensation Committee of TSFG's Board of Directors: Thomas J. Rogers, William P. Brant, Judd B. Farr,
M. Dexter Hagy, John C. B. Smith, Jr. and Eugene E. Stone IV. Members of the Compensation Committee are non-employee directors of TSFG.

                                PERFORMANCE GRAPH

         The following graph sets forth the performance of TSFG's Common Stock for the five year period ended December 31, 2001 as compared to the Standard and Poor's SmallCap 600 Index and the SNL Southeast Bank Index. The graph assumes $100 originally invested on December 31, 1996 and that all subsequent dividends were reinvested in additional shares.


                                [GRAPH OMITTED]


                             12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
                             --------     --------     --------     --------     --------     --------

The South Financial Group     $100.00      $134.86      $160.43      $118.95      $ 90.46      $121.05
S&P SmallCap 600 Index         100.00       125.58       123.95       139.32       155.76       165.94
SNL Southeast Bank Index       100.00       151.59       161.38       127.00       127.52       158.86


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         COMMON STOCK. The following table sets forth as of March 1, 2002 information with respect to the Common Stock owned beneficially or of record by each of the Directors and Nominees individually, by the Named Executive Officers and by all Directors and executive officers of TSFG as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares listed. There are no persons known to TSFG to own beneficially 5% or more of the Common Stock.

                                                                   Amount and Nature of             Percent
Name of Beneficial Owner                                           Beneficial Ownership           of Class (1)
------------------------                                           --------------------           ------------
William P. Brant                                                           5,704    (2)                *
Andrew B. Cheney                                                           9,250    (3)                *
Stephen L. Chryst                                                        289,602    (4)                *
John C. DuBose                                                            46,059    (5)                *
Judd B. Farr                                                             151,989    (6)                *
C. Claymon Grimes, Jr.                                                    74,803    (6)                *
M. Dexter Hagy                                                            23,604    (6)                *
William S. Hummers III                                                   131,303    (7)                *
W. Gairy Nichols III                                                     131,763    (8)                *
Thomas J. Rogers                                                          67,327    (9)                *
H. Earle Russell, Jr.                                                     20,436    (6)                *
Charles B. Schooler                                                       40,815    (10)               *
Edward J. Sebastian                                                        1,244    (11)               *
John C. B. Smith, Jr.                                                     78,254    (12)               *
Michael W. Sperry                                                         19,610    (13)               *
Eugene E. Stone IV                                                        12,682    (14)               *
James W. Terry, Jr.                                                       83,758    (15)               *
William R. Timmons, Jr.                                                  407,695    (16)               *
William R. Timmons III                                                   290,517    (17)               *
Samuel H. Vickers                                                         20,094    (18)               *
David C. Wakefield III                                                    83,143    (19)               *
Mack I. Whittle, Jr.                                                     225,471    (20)               *
     All Directors/Executive officers as a Group (22 persons)           1,930,394                      4.62%
--------------

*     Less than 1%.
(1) The calculation is based on 41,305,910 shares that is the actual number of shares outstanding as of the record date. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
(2) This includes 5,704 shares issuable pursuant to options granted under the Directors' Stock Option Plan (the "Directors' Plan").
(3)   This includes 9,250 shares issuable under outstanding options.
(4) This includes 76,794 shares issuable under outstanding options, 11,988 shares owned by his spouse and 2,340 shares owned by children.
(5)   This includes 31,600 shares issuable under outstanding options.
(6) This includes 14,482 shares issuable pursuant to options granted under the Directors' Plan.
(7) This includes 69,914 shares issuable under outstanding options and 10,030 shares owned by his spouse.
(8) This includes 3,704 shares issuable pursuant to options granted under the Directors' Plan, 6,361 shares held in an IRA, 6,205 shares owned by his spouse and 4,371 shares owned by children.
(9) This includes 3,704 shares issuable pursuant to options granted under the Directors' Plan, 26,819 shares held in an IRA and 6,551 shares owned by his spouse.
(10) This includes 13,852 shares issuable pursuant to options granted under the Directors' Plan.
(11) This includes 1,000 shares issuable pursuant to options granted under the Directors' Plan.
(12) This includes 7,326 shares issuable pursuant to options granted under the Directors' Plan and 6,467 shares owned by a child.
(13)  This includes 14,562 shares issuable under outstanding options.
(14) This includes 11,962 shares issuable pursuant to options granted under the Directors' Plan.
(15)  This includes 52,367 shares issuable under outstanding options.
(16) This includes 284,729 shares owned by Canal Insurance Company, of which Mr. Timmons is the Chairman, and 14,482 shares issuable pursuant to options granted under the Directors' Plan.
(17) This includes 284,729 shares owned by Canal Insurance Company, of which Mr. Timmons is an officer, and 3,000 shares issuable pursuant to options granted under the Directors' Plan.
(18) This includes 8,356 shares issuable pursuant to options granted under the Directors' Plan and 10,000 shares owned by a company, of which Mr. Vickers is an officer.
(19) This includes 9,762 shares issuable pursuant to options granted under the Directors' Plan and 3,551 shares owned by his spouse, of which Mr. Wakefield disclaims beneficial ownership.
(20)  This includes 124,067 shares issuable under outstanding options.

                            APPROVAL OF THE COMPANY'S
                  AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
                              (ITEM 2 ON THE PROXY)

         The Board of Directors recommends that the shareholders approve adoption by TSFG of the Amended and Restated Long-Term Incentive Plan (the "Long-Term Plan"). The Long-Term Plan was created to give senior management and executives incentives to foster financial performance achievement of TSFG over multi-year periods and to align the interests of TSFG executives with those of TSFG's shareholders. The amendments restructure the Long-Term Plan to allow the award of stock option grants annually, performance shares annually, and performance shares over a three-year performance cycle. The Long-Term Plan is structured to provide 50% of the total award opportunity in stock options and 50% in performance shares.

         The Long-Term Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Long-Term Plan, a copy of which may be obtained, without charge, by written request to TSFG, 102 South Main Street, Greenville, South Carolina 29601, Attention: William S. Hummers III.

         ADMINISTRATION AND ELIGIBILITY. The Long-Term Plan generally provides that the Board or a committee selected by the Board (the "Committee") consisting of at least two members who are "disinterested persons" within the meaning of
Section 16 of the Exchange Act may grant performance shares and stock options to such employees as the Board or Committee determines. Currently, the Board has delegated the plan administration to the Compensation Committee. For purpose of
Item 2 of this Proxy Statement, reference to the Board shall mean either the Board or the Committee. Non-employee Board members are not eligible to acquire stock under the Long-Term Plan. The Board is also empowered to administer, interpret, amend or terminate the Long-Term Plan and to take all such actions as may be necessary thereunder.

         The Chief Executive Officer and the Compensation Committee review eligibility and make recommendations to the Board regarding participants in the Long-Term Plan. For the grant of stock options, the Board shall consider the employee's direct impact on TSFG's success, competitive grant practices, the participant's level of responsibility, amount of TSFG stock held by the participant, and TSFG's perception of the participant's ability to influence the future performance of TSFG. The award of performance shares shall be based on achievement of incentive award levels, which tie to performance goals of TSFG. In awarding performance shares, the Board also shall consider competitive grant practices, level of responsibility with TSFG, amount of TSFG stock held by the participant, and TSFG's perception of the participant's ability to influence future TSFG performance.

         Awards are generally but not exclusively made to officers (including nonexecutive officers) of TSFG. In 2001, 47 persons conditionally received stock option awards and performance share awards under the Long-Term Plan. These awards are conditioned on shareholder approval of the Long-Term Plan.

         OPTION AWARDS. All stock options granted under the Long-Term Plan are options provided through and subject to the Amended and Restated Stock Option Plan, and must be non-incentive stock options. For a summary of the Amended and Restated Stock Option Plan, see the discussion in Item 3 of this Proxy Statement (approval of the amendment of the Amended and Restated Stock Option Plan).

         PERFORMANCE SHARE AWARDS. All performance shares awarded under the Long-Term Plan are shares provided through and subject to the Amended and Restated Restricted Stock Agreement Plan. For a summary of the Amended and Restated Restricted Stock Agreement Plan, see the discussion in Item 4 of this Proxy Statement (approval of the amendment of the Amended and Restated Restricted Stock Agreement Plan). All performance shares awarded under the Long-Term Plan shall vest one-third at the time of award and one-third on each anniversary of the award until fully vested if the participant remains a full time employee of TSFG on such anniversary dates.

         ASSIGNABILITY. Options granted and performance shares awarded under the Long-Term Plan are assignable only by will or the laws of descent and distribution.

         AMENDMENT. The Board may amend or terminate the Long-Term Plan in its sole discretion, subject to any shareholder approval required by applicable law, TSFG's articles of incorporation, or the Bylaws of the National Association of Securities Dealers (the "NASD").

         EFFECTIVE DATE. Assuming shareholder approval is received at the Annual Meeting, the effective date of the Long-Term Plan is January 1, 2001. If such approval is not received, the Long-Term Plan will continue unamended.

         VOTE REQUIRED. Approval of the amendment to the Long-Term Plan by holders of a majority of the total votes cast on the proposal is required under the Bylaws of the NASD, to which TSFG is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will not be considered and do not constitute negative votes.

         FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLANS. The following discussion is intended only as a brief summary of the federal income tax rules relevant to non-incentive stock options and restricted stock awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

         Non-Incentive Stock Options. The grant of a non-incentive stock option will not by itself result in taxable income to the participant; however, upon exercise of the option, a participant will be deemed to have received ordinary income in an amount equal to the excess of (a) the value of the shares received upon exercise of the option over (b) the purchase price of the shares received upon exercise of the option. Subject to certain exceptions relating to "cashless/same day sale" exercises, the value of the shares received upon exercise of the option will be the fair market value of the shares on the date of exercise of the option. Generally, TSFG does not receive a deduction at the time of grant, but does receive a deduction for the amount the participant reports as ordinary income arising from the exercise of the option.

         Restricted Shares. For restricted shares awarded, the participant will realize taxable income, for federal income tax purposes, when the award (or portion of the award) vests in an amount equal to the fair market value of the covered shares on the date the award (or portion of the award) vests. At the same time, TSFG should generally be allowed a tax deduction equivalent to the participant's taxable income arising from that vesting.

         PLAN BENEFITS. Set forth below is information concerning stock option grants and awards of performance shares made to date through the Long-Term Plan, pursuant to the Amended and Restated Stock Option Plan and the Amended and Restated Restricted Stock Agreement Plan, as well as grants of stock options under the Amended and Restated Stock Option Plan and awards of performance shares under the Amended and Restated Restricted Stock Agreement Plan, but not through the Long-Term Plan. The table notes the stock option grants and performance share awards that have been made under the Long-Term Plan conditioned upon shareholder approval of the Long-Term Plan.

                                NEW PLAN BENEFITS
                  AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
                   AMENDED AND RESTATED STOCK OPTION PLAN AND
              AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT PLAN


AMENDED AND RESTATED STOCK OPTION PLAN DATA (1)

                                                  Shares
                                                Covered by     Aggregate                   Number of
                                    Shares       Options     Market Value     Shares        Shares          Value of
                                  Covered by    Exercised    in Excess of   Covered by     Underlying     Unexercised
                                   Options        Since        Exercise       Options      Unexercised    In-The-Money
                                   Granted      Inception      Price of     Terminated     Options at      Options at
                                    Since        Through       Exercised      Since        2001 Fiscal     2001 Fiscal
     Name and Position            Inception(2)   12/31/01    Options ($)(3) Inception     Year-End(#)(4)  Year-End ($)(4)
     -----------------            ----------    ----------   -------------- ----------   ---------------  ---------------
Mack I. Whittle, Jr.                249,712           --              --          --          235,426         150,509
  President and CEO
Andrew B. Cheney                     34,004           --              --          --           28,125          66,151
  President, Citrus Bank
Stephen L. Chryst (5)                16,400           --              --          --           16,400              --

John C. DuBose                       51,285           --              --          --           45,700          22,951
  Executive Vice President
William S. Hummers III              118,281           --              --          --          111,667          57,650
  Executive V.P., Secretary
James W. Terry, Jr.                  79,850           --              --          --           73,971          47,719
  Pres., Carolina First Bank
Current Executive Officers as       572,393           --              --          --          528,859         367,930
   a Group
All Employees, Excluding          2,297,716      132,598       1,075,625     419,828        1,601,215       4,245,672
   Executive Officers, as a
   Group
-------------

(1) This table reflects options granted pursuant to the Amended and Restated Stock Option Plan, including direct grants under the plan and indirect grants under the Long-Term Incentive Plan.
(2) Includes January 2, 2002 grants for 2001 performance totaling 14,286 for Mr. Whittle; 5,879 for Mr. Cheney; 5,585 for Mr. DuBose; 6,614 for Mr. Hummers; 5,879 for Mr. Terry; 43,534 for current executive officers as a group; and 144,074 for all employees, excluding executive officers, as a group, all of which are dependent upon shareholder approval of Item 2 of this Proxy Statement. All option grants referenced are at an exercise price of $18.00 per share, and none of the options are vested.
(3)  Fair market value determined as of exercise date.
(4) The value is determined using a per share value of $17.75, which was the closing price of a share of TSFG's Common Stock on December 31, 2001 as reported by the Nasdaq National Market. This excludes any stock option grants awarded subsequent to December 31, 2001.
(5) The information provided in this table for Mr. Chryst reflects options awarded to Mr. Chryst under the Amended and Restated Stock Option Plan. In addition to the options shown here, Mr. Chryst also holds options granted under an option plan previously provided and administered by Anchor Financial Corporation prior to the merger of Anchor Financial Corporation with and into TSFG. See "Compensation of Directors and Executive Officers - Summary of Cash and Certain Other Compensation" table.

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT PLAN DATA

         Since the inception of the Amended and Restated Restricted Stock Agreement Plan, originally adopted in 1986, TSFG has awarded 434,437 shares, which includes 59,097 shares dependent on shareholder approval under this Item 2 of this Proxy Statement. At December 31, 2001, there were 29,470 shares of unvested restricted stock outstanding with a market value of approximately $523,000. Since December 31, 2001, 28,385 shares of the unvested restricted shares have vested. In addition, a grant of 59,097 shares was made in 2002 for 2001 performance, which included 19,701 shares that vested immediately. The following table provides information on awards under the Amended and Restated Restricted Stock Agreement Plan to Named Executive Officers and other groups of employees of TSFG, including direct awards under the plan and indirect awards under the Long-Term Incentive Plan.


                                                             Dollar Value
                                         Unvested             of Unvested             2001 Restricted
                                          Shares                Shares             Stock Awards Granted
                                       Outstanding at       Outstanding at        on January 2, 2002 (#)(2)
                                        December 31,        December 31,        ----------------------------
                                            2001             2001 ($) (1)           Vested        Unvested
                                            ----             ------------           ------        --------

Mack I. Whittle, Jr.                        5,369                 95,300            1,500          3,000


Andrew B. Cheney                                -                      -              617          1,235


Stephen L. Chryst                               -                      -                -              -


John C. DuBose                              1,634                 29,004              586          1,173


William S. Hummers                          1,634                 29,004              694          1,389


James W. Terry, Jr.                         1,634                 29,004              617          1,235

Current Executive Officers                 11,905                211,314            4,570          9,143
   as a Group
All Employees, Excluding                   17,565                311,779           15,131         30,253
   Executive Officers, as a
   Group
-------------

(1) The value is determined using a per share value of $17.75, which was the closing price of a share of TSFG's Common Stock on December 31, 2001 as reported by the Nasdaq National Market.
(2) These grants for 2001 performance are dependent upon shareholder approval of Item 2 of this Proxy Statement.


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.

                           AMENDMENT OF THE COMPANY'S
                     AMENDED AND RESTATED STOCK OPTION PLAN
                              (ITEM 3 ON THE PROXY)

         The Board of Directors recommends that the shareholders approve adoption by TSFG of Amendment 4 to the Amended and Restated Stock Option Plan (the "Option Plan"). The proposed amendment increases the number of shares of TSFG's Common Stock that may be issued pursuant to options granted under the Option Plan from an aggregate of 2,500,000 to an aggregate of 3,700,000. The Board recommends approval of the proposed amendment because it believes that the Option Plan is an effective component of management compensation. Except as set forth above, the Option Plan would remain unaltered in all material respects.

         The Option Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Option Plan, a copy of which may be obtained, without charge, by written request to TSFG, 102 South Main Street, Greenville, South Carolina 29601, Attention: William S. Hummers III.

         ADMINISTRATION AND ELIGIBILITY. The Option Plan generally provides that a committee of the Board (the "Committee") comprised solely of members thereof who are "disinterested persons" within the meaning of Section 16 of the Exchange Act may grant either incentive stock options or nonqualified options to such employees as the Committee has determined to have the greatest impact on TSFG's long-term performance. Non-employee Board member are not eligible to acquire stock under the Option Plan. The Committee is also empowered to administer the Option Plan and to take all such actions as may be necessary thereunder.

         In making any determination as to the employees to whom options shall be granted thereunder and as to the number of shares to be subject thereto, the Committee must take into account, in each case, the level and responsibility of the person's position, the level of the person's performance, the person's level of compensation, the assessed potential of the person and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Option Plan. The Committee may also utilize guidelines set forth in other compensation plans of TSFG, including the Long-Term Incentive Plan, in determining any matters related to the grant of options under the Option Plan. The stock option awards are generally but not exclusively made to officers (including nonexecutive officers) of TSFG. For 2001 performance, 309 persons received options under the Option Plan.

         EXERCISE AND DURATION OF OPTIONS. The exercise price of such options shall be equal to the fair market value per share (as defined in the Option
Plan) of TSFG's Common Stock on the date the option is granted. Unless the Committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the grant thereof. Option periods are generally ten years from the date of grant, except that options may not be exercised after an optionee's termination of employment (except in certain instances involving death, disability, voluntary retirement, or if the Committee expressly states otherwise, at the time of grant). Subject to certain limited exceptions, options granted under the Option Plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason after age 60. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by TSFG or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee's death.

         In the event that TSFG is involved in a "change in control," the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby may be accelerated, but the effectiveness of such acceleration, and any exercise of the option pursuant thereto in excess of the number of shares for which it would have been exercisable in the absence of such acceleration, shall be conditioned upon the consummation of the transaction resulting in the change in control. A "change in control" is generally deemed to occur as a result of any of the following transactions: (i) the shareholders of TSFG immediately prior to such event hold less than 50% of the outstanding voting securities of TSFG or its survivor or successor after such event, (ii) persons holding less than 20% of TSFG's stock immediately prior to such event own more than 50% of the outstanding voting securities of TSFG or its survivor or successor after such event, or (iii) persons constituting a majority of the Board were not directors for at least the 24 preceding months.

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

         ASSIGNABILITY. Options granted under the Option Plan are assignable only in limited instances in accordance with applicable law.

         AMENDMENT. The Committee may modify and amend the Option Plan subject to any shareholder approval required by applicable law, TSFG's articles of incorporation, or the Bylaws of the NASD, but it may not increase the maximum number of shares for which options may be granted under the Option Plan, reduce the minimum exercise prices established under the Option Plan, or extend the period or periods during which options may be granted or exercised.

         EFFECTIVE DATE. The original effective date of the Option Plan was the date of its adoption by the Board in 1986. The effective date of the amendment to the Option Plan shall be April 30, 2002, assuming shareholder approval is received at the Annual Meeting. If such approval is not received, the Option Plan will continue in effect, unchanged by the Amendment 4.

         VOTE REQUIRED. Approval of the amendment to the Option Plan by holders of a majority of the total votes cast on the proposal is required under the Bylaws of the NASD, to which TSFG is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will be considered negative votes.

         FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLAN. For a brief summary of the federal income tax rules relevant to non-incentive stock options, see the discussion of "Federal Income Tax Consequences Associated with the Plan" in connection with Item 2 of the Proxy (approval of the Amended and Restated Long-Term Incentive Plan). Below is a brief summary of the federal income tax rules relevant to incentive stock options.

         Incentive Stock Options. TSFG is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an incentive stock option. The difference between the exercise price of the option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. Among other requirements, the stock acquired by the participant must be held for at least two years after the option is granted and for at least one year after the option is exercised for the option to qualify as an incentive stock option. If the participant satisfies these holding period requirements, the participant will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock and the exercise price. If the participant disposes of the shares of stock acquired pursuant to the exercise of an option before meeting the requirements for treatment as an incentive stock option, the participant recognizes ordinary income in the taxable year of the disposition equal to the excess of (i) the lower of the fair market value at date of exercise or such value at the time of disposition over (ii) the exercise price, and TSFG receives a deduction in an equal amount.

         PLAN BENEFITS. See the Amended and Restated Stock Option Plan Data table provided above in "Plan Benefits" in connection with Item 2 of this Proxy (approval of the Amended and Restated Long-Term Incentive Plan).

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED STOCK OPTION PLAN.


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


                           AMENDMENT OF THE COMPANY'S
              AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT PLAN
                              (ITEM 4 ON THE PROXY)

         The Board of Directors recommends that the shareholders approve adoption by TSFG of Amendment 2 to the Amended and Restated Restricted Stock Agreement Plan (the "Restricted Plan"). The proposed amendment increases the number of shares of TSFG's Common Stock that may be issued under the plan from an aggregate of 500,000 shares to an aggregate of 750,000 shares. The Board recommends approval of the proposed amendment because it believes that the Restricted Plan is an effective component of employee compensation. Except as set forth above, the Restricted Plan would remain unaltered in all material respects.

         The Restricted Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Restricted Plan, a copy of which may be obtained, without charge, by written request to TSFG, 102 South Main Street, Greenville, South Carolina 29601, Attention: William S. Hummers III.

         ADMINISTRATION AND ELIGIBILITY. The Restricted Plan generally provides that the Board or a committee selected by the Board (the "Committee") comprised solely of members thereof who are "disinterested persons" within the meaning of
Section 16 of the Exchange Act (if the Board is not composed of disinterested persons) may grant shares to such employees as the Board or Committee determines based on a number of factors, including performance, position, potential, and compensation. Non-employee Board members are not eligible to acquire stock under the Restricted Plan. The Board or Committee is also empowered to administer and interpret the Restricted Plan and to take all such actions as may be necessary thereunder.

         In making any determination as to the employees to whom shares shall be granted thereunder and as to the number of shares to be so granted, the Committee must take into account, in each case, the level and responsibility of the person's position, the level of the person's performance, the person's level of compensation, the assessed potential of the person and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Restricted Plan. The Committee may also utilize guidelines set forth in other compensation plans of TSFG, including the Long-Term Incentive Plan, in determining any matters related to the award of shares under the Restricted Plan. The awards are exclusively made to officers and key employees (including nonexecutive officers) of TSFG. For 2001 performance, 47 persons received awards under the Restricted Plan.

         TRANSFERABILITY AND FORFEITURE. Employees shall acquire shares upon meeting the terms of the Restricted Stock Agreements. The Committee anticipates that the services provided by the employee will be adequate consideration and cash payments will not be required to acquire the shares. Unless otherwise specified by the Committee, restricted shares shall become freely transferable and not subject to the risk of forfeiture at a rate of one third of the total shares awarded on each anniversary of the award, beginning with the first anniversary. If the employee is terminated for reasons other than death or a total and permanent disability, all shares still restricted at the time of termination shall be cancelled and returned to TSFG. If employee is terminated because of death or a total and permanent disability, all restricted shares shall immediately become freely transferable and not subject to risk of forfeiture.

         In the event that TSFG is involved in a "change in control," the risk of forfeiture shall lapse. A "change in control" is generally deemed to occur as a result of any of the following transactions: (i) the shareholders of TSFG immediately prior to such event hold less than 50% of the outstanding voting securities of TSFG or its survivor or successor after such event, (ii) persons holding less than 20% of TSFG's stock immediately prior to such event own more than 50% of the outstanding voting securities of TSFG or its survivor or successor after such event, or (iii) persons constituting a majority of the Board were not directors for at least the 24 preceding months.

         ASSIGNABILITY. Shares granted under the Restricted Plan are assignable only in limited instances in accordance with applicable law.

         AMENDMENT. The Committee may modify and amend the Restricted Plan subject to any shareholder approval required by applicable law, TSFG's articles of incorporation, or the Bylaws of the NASD, and it may not amend the Restricted

Plan without the consent of any employee whose rights are affected by such amendment.

         EFFECTIVE DATE. The original effective date of the Restricted Plan was the date of its adoption by the Board in 1986. The effective date of the amendment to the Restricted Plan shall be April 30, 2002, assuming shareholder approval is received at the Annual Meeting. If such approval is not received, the Restricted Plan will continue in effect, unchanged by Amendment 2.

         VOTE REQUIRED. Approval of the amendment to the Restricted Plan by holders of a majority of the total votes cast on the proposal is required under the Bylaws of the NASD, to which TSFG is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will not be considered and do not constitute negative votes.

         FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLAN. For a brief summary of the federal income tax rules relevant to restricted stock awards, see the discussion of "Federal Income Tax Consequences Associated with the Plan" in connection with Item 2 of the Proxy (approval of the Amended and Restated Long-Term Incentive Plan).

         PLAN BENEFITS. See the Amended and Restated Restricted Stock Agreement Plan Data table provided above in "Plan Benefits" in connection with Item 2 of this Proxy (approval of the Amended and Restated Long-Term Incentive Plan).

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT PLAN.

                         RATIFICATION OF APPOINTMENT OF
                        KPMG LLP AS INDEPENDENT AUDITORS
                              (ITEM 5 ON THE PROXY)

     The Board of Directors recommends the ratification of the appointment of KPMG LLP, independent certified public accountants, as auditors for TSFG and its subsidiaries for fiscal year 2002 and to audit and report to the shareholders upon the financial statements of TSFG as of and for the period ending December 31, 2002.

     KPMG LLP currently serves as TSFG's independent auditors and was engaged by TSFG pursuant to approval by the Board of Directors, as principal accountants for TSFG starting with the 1995 fiscal year.

     Representatives of KPMG LLP will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm's capacity as auditors or as advisors.

     The appointment of auditors is approved annually by the Board of Directors and, commencing with fiscal year 2002, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         TSFG's directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG's banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $29,973,000 at December 31, 2001. During 2001, new loans of approximately $9,145,000 were made, and repayments of principal totaled approximately $8,126,000.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires TSFG's directors and executive officers, and persons who own more than ten percent of a registered class of TSFG's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of TSFG. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish TSFG with copies of all Section 16(a) forms filed. To TSFG's knowledge, based solely on a review of the copies of such reports furnished to TSFG and written representations that no other reports were required, during 2001 all required
Section 16(a) filings applicable to its executive officers, directors and greater than 10% beneficial owners were made.


                            PROPOSALS BY SHAREHOLDERS

         A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to TSFG's Annual Meeting of Shareholders to be held for 2003 should submit his or her proposal on or before November 20, 2002, to the Secretary of TSFG, 102 S. Main Street, Greenville, South Carolina 29601. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

         The Bylaws of TSFG require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that a shareholder's notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG's Secretary (at the address indicated above). To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. A copy of the Bylaws is available upon request to the Secretary of TSFG at the address indicated above.


                              FINANCIAL INFORMATION

         TSFG's 2001 Annual Report and its Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2001 are being mailed to shareholders contemporaneously with these Proxy Materials.

                                  OTHER MATTERS

         Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                                   By order of the Board of Directors,


                                   /s/ William S. Hummers III
                                   William S. Hummers III
                                   Secretary

March 22, 2002
Greenville, South Carolina














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